Residential Capital, LLC Reports 2006 Earnings
MINNEAPOLIS (March 13, 2007) — Residential Capital, LLC (ResCap), an indirect wholly-owned subsidiary of GMAC, LLC, reported 2006 net income of $705 million, compared to net income of $1.0 billion in 2005. Net income in 2006 was significantly affected by a onetime tax benefit of $523 million in the fourth quarter from the conversion of ResCap to a limited liability company (LLC) in connection with the November sale of a majority interest in GMAC. ResCap’s 2006 operating earnings, which excludes the LLC conversion benefit, were $182 million, compared to $1.0 billion of operating earnings in 2005.

2006 Full-Year Results
($in millions)
	2006	2005	Change
Operating Earnings	$182	$1,021	($839)
- Benefit of LLC Conversion	523	—	523

GAAP Net Income	$705	$1,021	($316)

The challenging market environment — - including pressure on home prices and weakening consumer credit — - severely depressed the value of ResCap’s large nonprime asset portfolio, resulting in significant operating losses at its Residential Capital Group operating segment. These losses more than offset the record earnings achieved at ResCap’s International Business Group and Business Capital Group, including a $259 million after-tax gain on the second quarter sale of an equity investment in a regional homebuilder.
For the fourth quarter, ResCap reported an operating loss of $651 million, compared to net income of $118 million in the prior-year period. The loss reflects increased reserves related to both higher delinquency and greater loss severity in the nonprime held for investment portfolio, difficult market conditions for mortgages held for sale and credit losses related to lending relationships with certain third-party nonprime market participants. In addition, rising short-term interest rates and market volatility suppressed the value of the mortgage servicing assets, and the slowdown in new home construction negatively affected financial performance.
“The sharp downturn in the U.S. mortgage market in the fourth quarter posed enormous challenges for the industry as a whole — - origination volume was down, margins narrowed, delinquencies rose and pressure on home prices intensified,” explained Eric Feldstein, Chief Executive Officer of GMAC Financial Services. “At ResCap, net losses were incurred in its core U.S. mortgage business in the wake of this difficult industry environment. Nonetheless, ResCap’s geographic and product diversity helped the company maintain a profitable bottom line overall for the year. In response to continued

weakness in the mortgage market, ResCap has sharply reduced its production of nonprime mortgages and has stepped up its loss mitigation efforts in connection with the company’s existing nonprime mortgage exposure. Meanwhile, ResCap’s U.S. prime mortgage lending and servicing operations, as well as its international mortgage business, continue to run profitably.”
ResCap’s total U.S. loan production in 2006 amounted to $161.6 billion, of which 19 percent was nonprime. For the fourth quarter of 2006, ResCap’s U.S. loan production totaled $41.2 billion, of which 17 percent was nonprime.
ResCap’s U.S. Loan Production:

Full Year
	2006	2005	Change
Prime	$131.0	$123.2	6%
Nonprime	30.6	35.9	(15%)

Total U.S. Loan Production	$161.6	$159.1

Memo: Nonprime production as % of total	19%	23%

Fourth Quarter
	Q4 2006	Q4 2005	Change
Prime	$34.3	$28.6	20%
Nonprime	6.9	12.1	(43%)

Total U.S. Loan Production	$41.2	$40.7

Memo: Nonprime production as % of total	17%	30%
Outlook:
“Our most pressing priority, though, is to continue implementing changes at our U.S. mortgage operations to address a rapidly changing market environment,” Feldstein continued. “Underwriting standards have been tightened to reduce nonprime origination volume, while remediation activities on delinquent loans are being expanded. ResCap will also continue to right-size its structural cost base in line with lower volume and narrower profit margins. At the same time, ResCap will seek to capitalize on opportunities arising from the current market downturn.”
ResCap’s earnings in the near-term will likely remain under pressure. Nevertheless, the company’s large-scale prime mortgage lending and servicing operations, its profitable investments in homebuilding and resort finance, and its expanding international business are points of competitive strength.
“These strengths provide a strong foundation for ResCap,” said Feldstein. “Accordingly, the long-term prospects for GMAC’s mortgage business — - as well as its auto finance and insurance operations — - remain favorable.”
ResCap plans to file its annual report on Form 10-K with the Securities and Exchange Commission later today. This filing can be found on ResCap’s investor website (https://www.rescapholdings.com/investor/index.htm) as well as at the SEC.

About Residential Capital, LLC
Residential Capital, LLC (http://www.rescapholdings.com) is a leading real estate finance company, focused primarily on the residential real estate market in the United States, Canada, Europe, Latin America and Australia. The company’s diversified businesses — GMAC-RFC, GMAC Mortgage, ditech.com, GMAC Real Estate and Homecomings Financial — cover the spectrum of the U.S. residential finance industry, from origination and servicing of mortgage loans through their securitization in the secondary market. It also provides capital to other originators of mortgage loans, residential real estate developers, resort and timeshare developers and healthcare companies. Residential Capital, LLC is an indirect wholly owned subsidiary of GMAC, LLC.
Legal Notice
In this earnings release and comments by Residential Capital, LLC (“ResCap”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in ResCap’s most recent report on SEC Form 10-K, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for ResCap; our ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government -sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. ResCap undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.
Contacts:

Ken Fischbach
GMAC ResCap
301-215-6203
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